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                                                                       Exhibit 6

                          BINDING TERM SHEET AGREEMENT

      This Binding Term Sheet Agreement ("Binding Term Sheet"), dated as of July 28, 2002, is entered into by and among, Genesis Health Ventures, Inc., a Pennsylvania corporation ("Parent"), NCS HealthCare, Inc., a Delaware corporation (the "Company") and Jon H. Outcalt ("Outcalt"), the current chairman of the Board of Directors of the Company. The Parent, Company and Outcalt are sometimes collectively referred to herein as the "Parties" and individually as a "Party".

      WHEREAS, the Company, Parent and a wholly owned subsidiary of Parent are parties to an Agreement and Plan of Merger, dated as of the date hereof (as the same may be modified or amended from time to time, the "Merger Agreement"); and

      WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree to the following binding terms:


1.    Salary Continuation Agreement.

      (a) Payments. In satisfaction of the Company's obligation to make such payments under the Salary Continuation Agreement dated September 29, 2000 and as subsequently amended on November 29, 2000 and March 13, 2001, Parent will pay, or cause the Company to pay, Outcalt two payments equal to his current annual base salary, each in the amount of Two Hundred Thousand Dollars ($200,000), on the Closing Date and the first anniversary of the Closing Date;

      (b) Benefits/Perks. Outcalt will continue to receive all benefits and perks that he currently enjoys until the Closing Date; and


      (c) Success Fee. Parent will pay, or cause the Company to pay, Outcalt the success fee in the sum of Two Hundred Thousand Dollars ($200,000) (the "Success Fee") consistent with, and in satisfaction of,
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            the agreement between the Company and Outcalt, as reflected in the minutes of the meeting of the Company's Board of Directors dated November 29, 2000 (the "Minutes"), for completing the Restructuring Plan (as defined in the Minutes). Parent will pay the Success Fee in immediately available funds on the Closing Date.

2.    Consulting Agreement.

      (a) Consulting Fee. Parent will hire Outcalt as a non-employee consultant for a guaranteed four (4) year term beginning on the Closing Date with the consultant fee structured as follows:

            (i) One Hundred Seventy-five Thousand Dollars ($175,000) per annum; and

            (ii) Parent shall continue to pay all consulting fees provided for under paragraph 2.a) hereof, and the payments provided for under paragraph 1.a) hereof, in the event of Outcalt's death or disability.

      (b) Benefits/Perks. Outcalt will receive full reimbursement from Parent for customary benefits and perks for a period of four (4) years, including but not limited to, health insurance and life insurance. Further, Outcalt shall continue to occupy his office at the Beachwood, Ohio facility so long as the Surviving Company maintains operations at such facility, but in no instance for a period less than one (1) year nor greater than four (4) years from the Closing Date. So long as Outcalt occupies an office at the Beachwood, Ohio facility, the Parent shall pay for secretarial assistance, comparable to what Outcalt currently receives, and parking charges at the Beachwood, Ohio facility.

      (c) Charitable Contributions. At the direction of Outcalt, Parent agrees to make charitable contributions to not-for-profit institutions identified by Outcalt in the aggregate amount up to One Hundred Thousand Dollars ($100,000) per year, rather than pay Outcalt such sums in the form of consulting fees as provided under paragraph 2.a) hereof. For example, Outcalt may direct Parent to pay him $100,000 and make a charitable contribution in the sum of $75,000 in lieu of paying Outcalt consulting fees in the sum of $175,000.


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3. Fee Letter Agreement. Parent shall pay all attorneys fees incurred by Outcalt in connection with the negotiation of any and all aspects of the proposed Merger Agreement, and all transactions and agreements incidental thereto, currently estimated to be Thirty-five Thousand Dollars ($35,000).

4. Board Seat Genesis Health Ventures, Inc. Parent covenants to seriously consider Outcalt to fill the next available Board of Directors seat of Parent. Further, Parent agrees to convey Founder's status on Outcalt effective as of the Closing Date.

5. Best Efforts. Each of the Parties to this Binding Term Sheet agree to use best efforts to take, or cause to be taken, all actions, and to do so, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Binding Term Sheet.

6. Amendment; Termination; Modification. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto.

7. Successors and Assigns. The provisions of this Binding Term Sheet shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors (including, in the case of Outcalt, any executors, administrators, estates, legal representatives and heirs) and permitted assigns; provided, however, that, except as otherwise provided in this Binding Term Sheet, no party may assign, delegate or otherwise transfer any of its rights or obligations, under this Agreement, without (a) the consent of Parent and the Company, in the case of Outcalt, (b) the consent of Outcalt, in the case of Parent or the Company.

8. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Binding Term Sheet or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts of the State of


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Ohio, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this agreement, or the subject matter hereof, may not be enforced in or by such courts.


9. Invalid Provisions. If any provision of this Binding Term Sheet shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Binding Term Sheet.

10. Executed in Counterparts. This Binding Term Sheet may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.


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      IN WITNESS WHEREOF, Parent, Company and Outcalt have signed this Binding
Term Sheet Agreement as of the date first written above.



                                  GENESIS HEALTH VENTURES, INC.

                                  By:  /s/ George V. Hager, Jr.
                                       -----------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                  NCS HEALTHCARE, INC.

                                  By:  /s/ Kevin B. Shaw
                                       -----------------------------
                                        Name: Kevin B. Shaw
                                        Title: Chief Executive Officer

                                  /s/ Jon H. Outcalt
                                  ----------------------------------
                                  JON H. OUTCALT


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